Exhibit 99.1

Unity Announces Proposed $1.5 Billion Offering of Convertible Senior Notes

SAN FRANCISCO, Calif., Nov 15, 2021 — Unity Software Inc. (“Unity”) (NYSE: U), the world’s leading platform for creating and operating interactive, real-time 3D (RT3D) content, today announced its intent to offer, subject to market conditions and other factors, $1.5 billion aggregate principal amount of Convertible Senior Notes due 2026 (the “Notes”) in a private placement (the “Offering”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Unity also intends to grant the initial purchasers of the Notes an option to purchase, within a 13-day period beginning on, and including, the date on which the Notes are first issued, up to an additional $225.0 million aggregate principal amount of Notes.

The Notes will be general unsecured obligations of Unity and will accrue interest payable semiannually in arrears. Upon conversion, Unity will pay or deliver, as the case may be, cash, shares of Unity’s common stock or a combination of cash and shares of Unity’s common stock, at its election. The interest rate, initial conversion rate and other terms of the Notes will be determined at the time of pricing of the Offering.

Unity expects to use a portion of the net proceeds from the Offering to pay the cost of the capped call transactions described below, and the remaining net proceeds for general corporate purposes and for acquisitions or strategic investments in complementary businesses or technologies. If the initial purchasers exercise their option to purchase additional Notes, Unity expects to use a portion of the net proceeds from the sale of the additional Notes to enter into additional capped call transactions with the Option Counterparties (as defined below) and the remaining net proceeds for general corporate purposes and for acquisitions or strategic investments in complementary businesses or technologies.

In connection with the pricing of the Notes, Unity expects to enter into capped call transactions with one or more of the initial purchasers or affiliates thereof and/or other financial institutions (the “Option Counterparties”). The capped call transactions will cover, subject to customary adjustments, the number of shares of Unity’s common stock initially underlying the Notes. The capped call transactions are expected generally to reduce the potential dilution to Unity’s common stock upon any conversion of Notes and/or offset any cash payments Unity is required to make in excess of the principal amount of converted Notes, as the case may be, with such reduction and/or offset subject to a cap.

In connection with establishing their initial hedges of the capped call transactions, Unity expects the Option Counterparties or their respective affiliates will enter into various derivative transactions with respect to Unity’s common stock and/or purchase shares of Unity’s common stock concurrently with or shortly after the pricing of the Notes, including with, or from, as the case may be, certain investors in the Notes. This activity could increase (or reduce the size of any decrease in) the market price of Unity’s common stock or the trading price of the Notes at that time.

In addition, the Option Counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to Unity’s common stock and/or purchasing or selling Unity’s common stock or other securities of Unity in secondary market transactions following the pricing of the Notes and prior to the maturity of the Notes (and are likely to do so during the 40 trading day period beginning on the 41st scheduled trading day prior to maturity of the Notes, or, to the extent Unity exercises the relevant election under the capped call transactions, following any repurchase, redemption or conversion of the Notes). This activity could also cause or avoid an increase or a decrease in the market price of Unity’s common stock or the Notes which could affect a noteholder’s ability to convert the Notes and, to the extent the activity occurs during any observation period related to a conversion of Notes, this could affect the number of shares, if any, and value of the consideration that a noteholder will receive upon conversion of its Notes.

The Notes and any shares of Unity’s common stock potentially issuable upon conversion of the Notes have not been and will not be registered under the Securities Act, any state securities laws or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction.

About Unity

Unity is the world’s leading platform for creating and operating interactive, real-time 3D content. Our platform provides a comprehensive set of software solutions to create, run, and monetize interactive, real-time 2D and 3D content for mobile phones, tablets, PCs, consoles, and augmented and virtual reality devices. We serve customers of all sizes, at every stage of maturity, from individual creators to large enterprises.

Forward-Looking Statements

This press release contains “forward-looking” statements that involve risks and uncertainties, including statements concerning the proposed terms of the Notes and capped call transactions, the completion, timing and size of the proposed Offering of the Notes and capped call transactions, and the anticipated use of proceeds from the Offering. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual events to differ materially from Unity’s plans. These risks include, but are not limited to, market risks, trends and conditions, and those risks included in the section titled “Risk Factors” in Unity’s Securities and Exchange Commission (“SEC”) filings and reports, including its Annual Report on Form 10-K for the year ended December 31, 2020, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 and other filings that Unity makes from time to time with the SEC, which are available on the SEC’s website at www.sec.gov. All forward-looking statements contained in this press release speak only as of the date on which they were made. Unity undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Any unreleased services, features, or functions referenced in this document, our website, or other press releases or public statements that are not currently available are subject to change at Unity’s discretion and may not be delivered as planned or at all. Customers who purchase Unity services should make their purchase decisions based upon services, features, and functions that are currently available.

© 2021 Unity Software Inc. All rights reserved. The Unity design logos, “Unity” and our other registered or common law trademarks, service marks, or trade names are the property of Unity Software Inc. or its affiliates. Other trade names, trademarks, and service marks are the property of their respective owners.

Investor Relations:

Richard Davis

ir@unity3d.com

Media Relations:

Marisa Graves

marisag@unity3d.com

Source: Unity